Exhibit 99.1

                                Press Release

Release Date: Tuesday May 17, 8:49 am ET        Contact:  Phillip W. Gerber
                                                           President and Chief
                                                           Executive Officer
                                                           1-419-562-7055

                 COMMUNITY INVESTORS BANCORP, INC. ANNOUNCES
         SPECIAL STOCKHOLDERS MEETING TO APPROVE REVERSE STOCK SPLIT

Bucyrus, Ohio (May 17, 2005) - Community Investors Bancorp, Inc. (the "Company") (Nasdaq:CIBI), announced today that its board of directors has unanimously approved a 1-to-225 reverse stock split of the Company's common stock as part of a "going private" transaction. At a special meeting of stockholders scheduled to be held in July, 2005, stockholders will be asked to approve the reverse stock split by authorizing an amendment to the Company's Certificate of Incorporation. If the amendment receives stockholder approval, the Board intends to effect the split immediately thereafter.

In commenting on the proposal, Phil Gerber, the Company's President and Chief Executive Officer, stated that "As a result of the stock split, the Company expects to have fewer than 300 record holders of its common stock, which would permit the Company to terminate the registration of its common stock with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934. The Company intends to apply for such termination as soon as practicable after effecting the split, and thereafter its common stock no longer will be traded on the Nasdaq SmallCap Market System."

The Board carefully considered the merits of the going private transaction and concluded that it was in the best interest of the Company and its stockholders. The Board recognized that generally there are certain advantages to public company status including investment liquidity for stockholders, easier access to capital, the option to use company stock as capital in an acquisition and an enhanced corporate image. However, the Board weighed those benefits against accounting, legal and other costs of being a public company. It also considered that, because the Company's stock does not actively trade, many of the benefits of being a public company are not available to the Company. Recent legislation, most notably the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and regulations adopted by the SEC and Nasdaq in furtherance of the purposes of Sarbanes-Oxley, have greatly increased the costs associated with being a public company. Mr. Gerber noted that "Compliance with those new provisions results in substantially higher legal and accounting costs and requires that significantly greater amounts of management's time be devoted to regulatory matters." However, he said that "As a private company, the Company will not have to comply with most of the requirements of Sarbanes-Oxley, file reports with the SEC or comply with the corporate governance rules and onerous disclosure requirements of the SEC and Nasdaq." As a result, management can focus on long-term goals and values, rather than each quarter's financial results and the attendant market reaction. The savings realized by the Company will be invested in the business. The Board believes that the Company will have a better opportunity to increase stockholder value if management is allowed to focus its attention and resources on implementing the Company's business plan and long-term strategy.


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At March 31, 2005, Community Investors Bancorp, Inc. reported total assets of $122.8 million, total liabilities of $109.8 million, including total deposits of $83.5 million and total stockholders' equity of $13.0 million.

First Federal Community Bank of Bucyrus has served the Bucyrus and Crawford County area since 1888. The Company currently has four office locations plus a free-standing ATM facility in Crawford County.


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